As filed with the Securities and Exchange Commission on [^] January 8, 1999
                                            Registration Statement No. 333-69519
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                 AMENDMENT NO. 1
                                       To
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                                 ESG Re LIMITED
             (Exact Name of Registrant as Specified in its Charter)

                             ----------------------

            Bermuda                                                None
(State or Other Jurisdiction of                              (I.R.S. Employer
 Incorporation or Organization)                           Identification Number)

                           Skandia International House
                                16 Church Street
                             Hamilton, HM 11 Bermuda
                                 (441) 295-2185

   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                             ----------------------
                              CT Corporation System
                                  1633 Broadway
                            New York, New York 10019
                                 (212) 664-1666

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)
                             ----------------------

                                    copy to:
                            Richard S. Borisoff, Esq.
                    Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                            New York, New York 10019
                                 (212) 373-3000

                             ----------------------
          Approximate date of commencement of proposed sale to public:
        From time to time or at one time after the effective date of this registration statement.
                             ----------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ----------------------

                         CALCULATION OF REGISTRATION FEE

=============================================  ==================  ====================  ========================  =================
                                                                     Proposed Maximum        Proposed Maximum          Amount of
        Title of Each Class of                   Amount to be       Offering Price per          Aggregate            Registration
      Securities to be Registered                Registered(1)         Share(2)(3)         Offering Price(2)(3)         Fee(3)
---------------------------------------------  ------------------  --------------------  ------------------------  -----------------
Common Shares, $1.00 par value per share.....    [^] 4,331,239        [^] $21.46875             $92,986,288             $25,851
                                                     Shares
=============================================  ==================  ====================  ========================  =================


(1) Plus such additional shares as may be issued by reason of stock splits, stock dividends and similar transactions.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c). The proposed maximum offering price per share is based upon the average bid and asked prices of the Registrant's Common Shares on [^] January 5, 1999 on the Nasdaq National Market.
(3) A fee in the amount of $14,496 has previously been paid in respect of 2,673,899 Common Shares registered on December 22, 1998. Such fee was calculated based on the average bid and asked prices of the Registrant's Common Shares on December 18, 1998 on the Nasdaq National Market.

                             ----------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

[^]

PROSPECTUS


                                 ESG Re LIMITED

                                 --------------

                           [^] 4,331,239 Common Shares

                                 --------------


         This is a public offering of [^] 4,331,239 Common Shares of ESG Re Limited by certain holders of our Common Shares. We will not receive any proceeds from the sale of shares by the Selling Shareholders.


         The Common Shares are listed on the Nasdaq National Market under the trading symbol "ESREF".

         The Selling Shareholders may offer from time to time the Common Shares covered by this Prospectus on Nasdaq, on other markets where our Common Shares may be traded or in negotiated transactions, at whatever prices which are current when particular sales take place or at other prices to which they agree. The Selling Shareholders will pay any brokerage fees or commissions relating to the sales by them. See "Plan of Distribution." The registration of the Selling Shareholders' shares does not necessarily mean that any of them will sell their shares.

                                 --------------

         Investing in the Common Shares involves certain risks. See "Risk Factors" beginning on page 2.

[^]

                                 --------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                 The date of the Prospectus is January 8, 1999.

      In this Prospectus, the "Company," "ESG," "we," "us" and "our" refer to ESG Re Limited and its consolidated subsidiaries.

      The shares have not been recommended by any federal or state securities commission or regulatory authority or the Registrar of Companies of Bermuda or the Bermuda Monetary Authority. Furthermore, these authorities have not confirmed that this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      This Prospectus may not be distributed to any person in the United Kingdom unless that person is a qualifying institution or corporation or other person within article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1986 of the United Kingdom. The person must also be either a qualifying securities professional within regulation 7(2)(a) of the Public Offers of Securities Regulations 1995 of the United Kingdom or personally selected by or on behalf of the underwriters.

                           ---------------------------

      We have not undertaken any action to permit a public offering of the shares outside the United States or to permit the possession or distribution of this Prospectus outside the United States. Persons outside the United States who come into possession of this Prospectus must inform themselves about and observe any restrictions relating to the offering of the shares and the distribution of this Prospectus outside of the United States.

                           ---------------------------

      For North Carolina Residents: The Commissioner of Insurance for the State of North Carolina has not approved or disapproved this offering, nor has the Commissioner passed upon the accuracy or adequacy of this Prospectus. The buyer in North Carolina understands that neither the ESG Re Limited nor its subsidiaries is licensed in North Carolina pursuant to Chapter 58 of the North Carolina General Statutes.

                              AVAILABLE INFORMATION


      We have filed a Registration Statement on Form S-3 regarding the offering with the Securities and Exchange Commission (the "SEC"). This Prospectus, which is a part of the Registration Statement, does not contain all of the information included in the Registration Statement, and you should refer to the Registration Statement and its exhibits to read that information. References in this Prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may read and copy the Registration Statement, the related exhibits and the other materials we file with the SEC at the SEC's public reference room in Washington, D.C., and at the SEC's regional offices in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC, including the Company. The site's address is http://www.sec.gov.

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these reports, statements or other information at the SEC's Internet site or at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC.

                           INCORPORATION BY REFERENCE

      The SEC allows us to "incorporate by reference" in this Prospectus other information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supersede the earlier filed or incorporated information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities covered by this Prospectus:

      o Our Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

      o Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

      o Our Definitive Proxy Statement on Form 14A for our Annual General Meeting of Shareholders held on May 4, 1998;

      o   Our Current [^] Report on Form 8-K, filed March 10, 1998; and

      o The description of our Common Shares contained in our Registration Statement on Form 8-A, filed with the SEC on December 9, 1997.

      We have filed each of these documents with the SEC, and they are available from the SEC's Internet site and public reference rooms described under "Available Information" above. You may also request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                               Corporate Secretary
                                 ESG Re Limited
                                16 Church Street
                             Hamilton HM11, Bermuda
                                 (441) 295-2185

      You should rely only on the information incorporated by reference or provided in this Prospectus or any Prospectus Supplement. We have not authorized anyone else to provide you with different information.

                       PREPARATION OF FINANCIAL STATEMENTS

      Our financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP"). Audited financial statements as of December 31, 1997 are incorporated into this Prospectus and the Registration Statement by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, which has been filed with the SEC as an exhibit to the Registration Statement. As used in this Prospectus, "$" refers to U.S. dollars and "BD$" refers to Bermuda dollars.

                       ENFORCEABILITY OF CIVIL LIABILITIES

      We are organized under the laws of Bermuda, and all or substantially all of our assets are located outside the United States. In addition, certain of the members of our Board of Directors and all of our senior executive officers are non-residents of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon those persons or to enforce in United States courts judgments against them, and judgments of United States courts predicated upon civil liability provisions of the federal securities laws of the United States. Our Bermuda counsel, Appleby, Spurling & Kempe, has advised us that there is doubt as to the enforceability, in original actions in Bermuda courts, of judgments of United States courts obtained in actions against such persons predicated upon the civil liability provisions of the federal securities laws of the United States.

      We have appointed CT Corporation System, New York, New York, as our agent to receive service of process. This appointment cannot be revoked and applies to litigation brought in any U.S. federal or state court relating to violations of U.S. federal securities laws in connection with the transactions covered by this Prospectus.

                           FORWARD-LOOKING INFORMATION

      Certain information both included and incorporated by reference in this Prospectus may contain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, and Section 21E of the U.S. Exchange Act of 1934, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of our company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative thereof or other variations thereon or comparable terminology. Factors which could have a material adverse effect on the operations and future prospects of our Company include, but are not limited to, changes in: (a) the frequency and severity of insured loss events, including catastrophes, (b) mortality and morbidity levels, (c) persistency levels, (d) prevailing levels of interest rates, (e) currency exchange rates, (f) general competitive factors, (g) changes in laws and regulations, and (h) general economic conditions. These and other factors are discussed in "Risk Factors," and elsewhere in this Prospectus. These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference in this Prospectus.

                                   THE COMPANY

      We were formed on August 21, 1997, under the laws of Bermuda. Through our subsidiaries, European Specialty Reinsurance (Bermuda) Limited, European Specialty Reinsurance (Ireland) Limited, European Specialty Ruckversicherung AG and Accent Europe Insurance Company Limited, we are a specialty reinsurer/insurer providing innovative risk solutions and capacity on a global basis in the fields of accident, health, life and special risk reinsurance to insurers and selected reinsurers.

      In December 1997, we raised gross proceeds of $257 million in a combined private placement and initial public offering. The proceeds from those offerings provided the capitalization for us to assume for our own account risks that our wholly owned reinsurance management subsidiary, ES Management, previously underwrote on behalf of unaffiliated reinsurance companies. Subsequent to the offerings, we assumed a 30% share of the pool business which ES Management underwrote in 1997 on behalf of other reinsurance companies. In addition, since that time we have separately negotiated additional retrocessions with certain other reinsurance companies.

      We distinguish ourselves by offering "intelligent reinsurance" products and services for particular underwriting problems, actuarial support, product design, and, in the field of medical expense reinsurance, loss prevention and disease management.

                           ---------------------------

      Our executive offices are located 16 Church Street, Hamilton HM11, Bermuda, and our telephone number is (441) 295-2185.

                                  RISK FACTORS

      You should carefully consider the following risk factors together with all of the other information included or incorporated by reference in this Prospectus before you decide to purchase shares of our Common Stock. This
Section includes or refers to certain forward-looking statements. You should refer to the explanation of the qualifications and limitations on such forward-looking statements discussed in this Prospectus.

Cyclicality of Reinsurance Industry

      The insurance and reinsurance industries are cyclical. Historically, reinsurers have experienced significant fluctuations in operating results due to volatile and sometimes unpredictable developments, many of which are beyond the direct control of the reinsurer. These developments include competition, frequency of occurrence or severity of natural disasters and other catastrophic events, levels of capacity, general economic conditions and other factors. The underwriting results of primary insurers and prevailing general economic conditions significantly influence the demand for reinsurance. The supply of reinsurance is related primarily to prevailing prices, the levels of insured losses, levels of industry surplus and utilization of underwriting capacity that, in turn, may fluctuate in response to changes in rates of return on investments being earned in the insurance and reinsurance industries.

      As a result of these factors, the reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity, as well as periods when shortages of underwriting capacity permitted favorable premium levels. Increases in the frequency and severity of losses suffered by insurers can significantly affect these cycles. Conversely, the absence of severe or frequent catastrophe and other loss events could result in declining premium rates in the global market. We expect to experience the effects of such cyclicality, changes in premium rates, the frequency or severity of catastrophes or other loss events or other factors affecting the insurance or reinsurance industries, any of which could have a material adverse effect on our results of operations in future periods.

Volatility of Results

      Our specialty risk lines of reinsurance are characterized by a relatively small number of large risks, like the risk of cancellation of a World Cup Soccer championship or the nonappearance of a performing artist. It is difficult to predict if and when such a cancellation or non-appearing will occur. Volatile and unpredictable developments in the specialty risk lines could have a material adverse effect on our results of operations.

Exposure to Catastrophic Events

      As with other reinsurers, our operating results and financial condition can be adversely affected by catastrophes. Catastrophes can give rise to claims under our life reinsurance coverages. Catastrophes can be caused by various events including hurricanes, windstorms, earthquakes, hail, explosions, severe winter weather and fires, the incidence and severity of which are inherently unpredictable. We seek to manage our exposure to catastrophe losses through selective underwriting practices, including the monitoring of risk accumulations on a geographic basis, and through the purchase of catastrophe retrocessional reinsurance. Such practices, including management of risk accumulations on a geographic basis, and the reinsurance purchased by us, may not be adequate to protect us against material catastrophe losses. In addition, retrocessional reinsurance may not be available in the future at commercially reasonable rates.

      Although we seek to limit our exposure to acceptable levels, it is possible that an actual catastrophic event or multiple catastrophic events could have a material adverse effect on our financial condition, results of operations and cash flows.

Adequacy of Loss Reserves

      We maintain loss reserves for the ultimate payment of all losses and loss adjustment expenses ("LAE") incurred with respect to our underwriting business. Reserves are estimates for reported but not paid claims and for incurred but not reported ("IBNR") claims involving actuarial and statistical projections at a given time to reflect our expectations of the costs of the ultimate settlement and administration of claims. These reserves do not represent an exact calculation of liability, but rather are estimates of what we expect the ultimate settlement and administration of claims to cost based on actuarial and statistical projections, at a given time, of facts and circumstances then known and estimates of trends in claims severity and other variable factors, including new concepts of liability. The process of estimating these reserves is inherently imprecise and involves the evaluation of many variables. Under U.S. GAAP, we are not permitted to establish loss reserves with respect to personal and special risk reinsurance until an event which may give rise to a claim occurs.

      The inherent uncertainties of estimating reserves are increased for reinsurers, as compared to primary insurers, because of the significant lapse of time that can occur between the occurrence of an insured loss, the reporting of the loss to the primary insurer and, ultimately, to the reinsurer, the primary insurer's payment of that loss and subsequent payment by the reinsurer. These uncertainties are compounded by the necessity of relying on ceding companies for information on reported claims and by differing reserving practices among ceding companies. We establish reserves to the extent that, in the judgment of management, the facts and prevailing law indicate an exposure for us or our ceding company.

      We periodically review and update our methods for establishing reserves. Management considers many factors when setting reserves including:

      o    information from ceding companies;

      o historical trends, such as reserving patterns, loss payments, pending levels of unpaid claims and product mix;

      o internal methodologies that analyze our experience with similar cases;

      o    current legal interpretations of coverage and liability; and

      o    economic conditions.

Based on these considerations, management believes that adequate provision has been made for our reserves, which were $39,983,000 as of September 30, 1998. Because our reinsurance business only began operating last year, our estimation of reserves may be inherently less reliable than the reserve estimations of a reinsurer with a stable volume of business and an established long-term loss history. Actual losses and LAE paid may deviate, perhaps substantially, from estimates reflected in the loss reserves in our financial statements. If our loss reserves prove inadequate due to the occurrence of unpredicted events or unpredicted demographic or political developments, we will be required to increase loss reserves with a corresponding reduction in our net income during the period in which the deficiency is identified. There can be no assurance that losses will not exceed our loss reserves and have a material adverse effect on our financial condition. results of operations and cash flows in a particular period.

      Additional losses, the type or magnitude of which we cannot foresee, may emerge in the future. Such future losses also could have material adverse effects on our future consolidated financial condition, results of operations and cash flows.

Dependence on Key Personnel

      We place substantial reliance on the reinsurance industry experience and the continued services of our senior management, led by Wolfgang M. Wand, Steven
H. Debrovner and Renate M. Nellich. While we believe that, if necessary, we could find replacements for our key personnel, the loss of their services could have a material adverse effect on our operations.

Dependence on Key Clients

      We depend on a limited number of clients for a substantial portion of our premium revenue. We have in excess of 400 centrally administered reinsurance acceptances from clients. During 1998, our largest client, Caisse Centrale de Reassurance, accounted for approximately 13.5% of our premium revenue. Our second largest client, Best Meridian Insurance Company, accounted for approximately 7.5% of our premium revenue in 1998. The non-renewal of even a limited number of programs or policies could adversely affect our business. We will solicit new clients, but cannot assure that we will be successful in doing so.

Competition, Ratings and Letters of Credit

      The reinsurance business is highly competitive. We compete for business in the European, United States and other international reinsurance and insurance markets with numerous international and domestic reinsurance and insurance companies, some of which have greater financial resources and higher ratings than we do. Competition is based on many factors, including the perceived financial strength of a reinsurer, premium charges, terms and conditions offered, services provided, ratings assigned by independent rating agencies, speed of claims payment and reputation and experience in the line of reinsurance to be written. Ultimately, this competition could affect our ability to attract business on profitable terms.

      Ratings by insurance rating agencies distinguish reinsurers from one another. Insurance ratings are used by insurers and reinsurance intermediaries as important means of assessing the financial strength and quality of reinsurers. Ratings are based on quantitative evaluations of performance with respect to profitability, leverage and liquidity and qualitative evaluations of spread of risk, reinsurance programs, investments, reserves and management. We are currently rated A- by Standard & Poor's, a division of The McGraw Hill Companies, Inc. Our failure to maintain these ratings could have a material adverse effect on our business.

      We are not licensed or admitted as reinsurers in any jurisdiction other than Bermuda, Ireland and Germany. Because many jurisdictions do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless security is posted, our reinsurance contracts may frequently require us to post a letter of credit or other security immediately or after a reinsured reports a claim. We have a letter of credit facility to cover our obligations in such situations. The failure to maintain our letter of credit facility, or to obtain a replacement, could have a material adverse effect on our results of operations.

Regulation

      We are subject to the general corporate and insurance laws and regulations of Bermuda, Ireland and Germany, our jurisdiction of incorporation and that of each of our principal operating subsidiaries, and the laws and regulations of the other jurisdictions in which such entities are licensed or authorized to do business. The insurance laws of each state of the United States and of many non-U.S. jurisdictions regulate the sale of insurance and reinsurance within their jurisdiction by foreign insurers that are not admitted to do business within such jurisdiction. We do not maintain an office or solicit, advertise, settle claims or conduct other insurance activities in any jurisdiction where the conduct of such activities would be prohibited by our lack of license in such jurisdiction. There can be no assurances that inquiries or challenges relating to our activities will not be raised in the future or that our location, regulatory status or restrictions on our activities will not adversely affect our ability to conduct our business. No assurance can be given that if we were to become subject to any such laws of the United States or any state thereof or of any other country at any time in the future, our operations would be in compliance with such laws. We are unable to predict what additional government regulations, if any, affecting our business may be promulgated in the future or how they might be interpreted. Such changes could have a material adverse effect on us or the insurance industry in general.

Impact of Changes in Foreign Exchange Rates

      Our functional currency is the U.S. dollar. However, because we write a portion of our business in currencies other than the U.S. dollar and maintain investments denominated in currencies other than the U.S.

dollar, we could experience significant exchange gains and losses, which will in turn affect our results of operations. While a substantial portion of our investments are in U.S. dollar-denominated instruments, we are exposed to significant underwriting losses in currencies other than U.S. dollars. Exchange rate fluctuations may increase our losses (as measured in U.S. dollars) as claim amounts are settled.

Impact of Euro

      On January 1, 1999, eleven of the fifteen member countries of the European Union [^] established fixed conversion rates between their existing sovereign currencies and a newly formed currency, the Euro. The participating countries have agreed to adopt the Euro as their common legal currency, to issue sovereign debt exclusively in the Euro and to redenominate outstanding sovereign debt. Between January 1, 1999 and January 1, 2000, either the Euro or a participating country's local currency may be used as legal tender, and public and private parties may pay for goods and services using either the Euro or a local currency. Beginning January 1, 2002, new Euro-denominated bills and coins will be issued and by July 1, 2002, the participating countries local currencies will no longer be legal tender for any transactions. We have operations in Germany, Austria, Belgium, Denmark, Spain, France, Great Britain, Ireland, Italy, Luxembourg and the Netherlands, each of which is a member of the European Union. Each of these countries other than Denmark and Great Britain [^] adopted the Euro on January 1, 1999.

      Although there can be no assurance, the nature of our reinsurance business and our investments are such that we do not expect the introduction of the Euro to have a material impact on our business, operations or financial condition.

      In addition, systems which support our operations require modifications to accomodate transactions denominated in the Euro. Although there can be no assurance we will not be materially adversely affected by a failure to successfully make the required modifications, we are substantially finished making the required modifications, and the impact of a failure to fully modify our systems is not expected to be material to our business, operations or financial condition.

Tax Matters

      We operate our business in a manner that does not cause us to be viewed as engaged in a trade or business in the United States and, thus, does not require us or any of our subsidiaries, other than our U.S. subsidiary, to pay United States corporate income taxes (other than withholding taxes). However, because there is considerable uncertainty as to the activities which constitute being engaged in a trade or business within the United States, there can be no assurances that the United States Internal Revenue Service will not contend successfully that we or one of our non-U.S. subsidiaries is engaged in a trade or business in the United States. If we or any of our non-U.S. subsidiaries were subject to U.S. income tax, our shareholders' equity and earnings could be materially adversely affected. See "Certain Tax Considerations--Taxation of the Company and its Subsidiaries."

      If one of our insurance subsidiaries has related person insurance income, determined on a gross basis, in excess of 20% of its gross insurance income for any fiscal year, each U.S. shareholder who owns Common Shares (directly or through foreign entities) on the last day of such fiscal year may be required to include in such shareholder's gross income for U.S. tax purposes a proportionate share of such related person insurance income. Related person insurance income is income attributable to insurance or reinsurance policies where the direct or indirect insureds are U.S. shareholders or are related to U.S. shareholders. Related person insurance income may be included in a U.S. shareholder's gross income whether or not such shareholder or a person related to it is a policyholder. While we attempt to operate our business so that related person insurance income does not exceed 20% of gross insurance income, there can be no assurance that we will not have gross related person insurance income exceeding such threshold. See"Certain Tax Considerations--Taxation of Shareholders."

      We operate our business in a manner that does not cause us and our subsidiaries, other than our German subsidiaries, to be subject to tax in Germany. However, because the test for determining this is essentially factual and there is considerable uncertainty as to the activities which will cause a foreign corporation to be subject to tax in Germany, there can be no assurance that German tax authorities will not successfully contend that the we are subject to tax in Germany. If we were subject to German tax, our shareholders' equity and earnings would be materially and adversely affected. At present, the overall effective tax rate in Germany would be approximately 56%, although non-deductible expenses would increase the overall effective tax burden. See "Certain Tax Considerations--Taxation of the Company and its Subsidiaries." We also operate our business in a manner that will not cause us or any of our subsidiaries, other than our Canadian subsidiary, to be subject to tax in Canada. However, because this is essentially a factual test and there is considerable uncertainty as to the activities which will cause a foreign corporation to be subject to tax in Canada, there can be no assurance that Canadian tax authorities will not successfully contend that we and/or a non-Canadian subsidiary are subject to tax in Canada. If we and/or one of our non-Canadian subsidiaries were subject to Canadian tax, our shareholders' equity and earnings could be materially and adversely affected. At present, the overall effective tax rate in Canada is approximately 44%. See "Certain Tax Considerations--Taxation of the Company and its Subsidiaries."

Anti-Takeover Considerations

      The provision for a staggered Board of Directors and voting cut-backs in our Bye-Laws will have the effect of discouraging unsolicited takeover bids from third parties or the removal of incumbent management. Our Bye-Laws provide that the voting rights with respect to Common Shares and any other voting securities directly or indirectly beneficially or constructively owned by any person, other than the Head group, will be limited in the aggregate to a voting power of 9.9%. The voting rights for all shares held by such person in excess of the 9.9% limitation will be allocated to the other holders of Common Shares, pro rata based on the number of Common Shares held by all such other holders of Common Shares, subject only to the further limitation that no shareholder allocated any such voting rights, other than the Head group, may exceed the 9.9% limitation as a result of such allocation. In addition, the terms of our outstanding Class B Warrants provide that any such Class B Warrants remaining unvested at the time of a change of control will vest immediately upon the occurrence of such change.

Certain Transactions, Conflicts of Interest and Business Opportunities

      We have an agreement with Head Asset Management L.L.C., an affiliate of Head & Company L.L.C., relating to the provision of investment management services, for which the we pay fees. Conflicts of interest could arise with respect to future transactions involving the Selling Shareholders, on the one hand, and ourselves, on the other hand. Such transactions must be approved by a majority vote of the disinterested members of our Board of Directors. Conflicts of interest could also arise with respect to business opportunities that could be advantageous to Head & Company, on the one hand, and ourselves, on the other hand. Head & Company, through its affiliates, makes investments in insurance and reinsurance companies and companies providing services to the insurance industry. We may compete with affiliates of Head & Company on personal and special risk reinsurance programs for the same prospective clients. In such cases, we will conduct our underwriting and pricing analyses independently.

Shares Eligible for Future Sale

      No prediction can be made as to the effect, if any, that future sales of Common Shares, or the availability of Common Shares for future sale, will have on the market price of the Common Shares prevailing from time to time. Sales of substantial amounts of the Common Shares, or the perception that such sales could occur, could adversely affect the market price of the Common Shares and may make it more difficult for us to sell equity securities in the future. There are currently outstanding Common Shares, Class A Warrants to purchase Common Shares and Class B Warrants to purchase Common Shares. The Common Shares offered are freely transferable without restriction or further registration under the Securities Act, except for any of those Common Shares owned at any time by one of our "affiliates" within the meaning of Rule 144 under the Securities Act (which sales will be subject to the volume limitations and certain other restrictions).

Service of Process and Enforcement of Judgments

      The majority of our officers and directors are residents of jurisdictions outside the United States. All or a substantial portion of our assets and the assets of such officers and directors are or may be located in jurisdictions outside the United States. Although we have irrevocably agreed that we may be served with process in New York, New York with respect to actions based on offers and sales of the Common Shares made hereby, it may be difficult for investors to effect service of process within the United States on directors and officers who reside outside the United States or to recover against us or such directors and officers on judgments of United States courts predicated upon civil liabilities under the United States federal securities laws. See "Enforceability of Civil Liabilities."

Holding Company Structure and Dividends

      We are a holding company with no operations or significant assets other than through its ownership of the capital stock of our subsidiaries. Future dividends and other permitted payments from subsidiaries are our sole source of funds to pay expenses and dividends, if any. While we are not subject to any significant legal prohibitions on the payment of dividends, our subsidiaries are subject to regulatory constraints that affect their ability to pay dividends to us.

Year 2000 Compatibility of Our Systems and Insurance of Year 2000 Related Losses

      A significant percentage of the software that runs most computers relies on two-digit date codes to perform a number of computation and decision making functions. These programs may fail from an inability to interpret date codes properly, misreading "00" for the year 1900 instead of the year 2000. Insurance policies with a January 1, 2000 or later expiration date could be affected by a Year 2000 malfunction. The Year 2000 issue has the potential to affect us through the disruption of the processing of business and general corporate transactions, both at the Company and between us and other businesses with which we interact, and through the bringing of claims asserting that costs related to the Year 2000 issue are covered under insurance in respect of which we have a reinsurance obligation.

      We believe that our Year 2000 program, anticipated to be completed no later than June 30, 1999, will result in our proprietary operating systems, application software programs and computer hardware being Year 2000 compliant in all material respects, though there can be no assurance in that regard. Although we do not rely on computer dependent-transactions to the same extent as many other businesses, if our internal processing environment cannot be made Year 2000-compliant, or if any of our significant business partners or service providers or other business entities experience serious Year 2000 problems, we might experience disruption in our business. Such disruption, among other things, could conceivably (a) force us to compile information and process transactions manually, (b) if compliance problems persisted, impair our ability to receive premiums from and make claim payments to our ceding companies, (c) impair our ability to obtain information about our investments, or (d) impair the value of our fixed maturity and equity investments, if the entities underlying those investments have substantial Year 2000 costs, liabilities or disruptions. Any or all of the types of possible disruptions in such a "worst case scenario" could materially increase the cost of doing business, could impair our ability to make required regulatory filings and could materially affect our results of operations, liquidity or financial condition. However, based upon current information, the Company does not expect such scenarios to occur and does not expect material disruption to its business.

      Although we have not received any claims made under policies for which we have reinsurance obligations related to business losses caused by Year 2000 malfunctions or costs incurred in connection with prevention or correction of Year 2000 problems, it is conceivable that such claims could be made. Published estimates of Year 2000 business losses and costs are in the many billions of dollars. We are working with our ceding companies to attempt to determine whether any prospective or existing business written carries potential Year 2000 exposures, and we are attempting to exclude as many of such exposures as possible from our contracts with ceding companies. Nevertheless, there can be no assurance that Year 2000 related claims will not have a material adverse effect on our results of operations.

                           CERTAIN TAX CONSIDERATIONS

      The following summary of the taxation of the Company, ES Bermuda, ESG Germany, ES Ireland and Accent Europe and the taxation of shareholders of the Company is based upon current law. Legislative, judicial or administrative changes may be forthcoming that could affect this summary. Statements made below as to Bermuda law set forth the opinion of Appleby, Spurling & Kempe, Bermuda counsel to the Company. Statements made below as to United States law set forth the opinion of Paul, Weiss, Rifkind, Wharton and Garrison, United States counsel to the Company. Statements made below as to German taxation set forth the opinion of Deloitte & Touche GmbH, German advisors to the Company. Statements made below as to United Kingdom taxation set forth the opinion of Deloitte & Touche, United Kingdom advisors to the Company. Statements made below as to Canadian taxation set forth the opinion of Deloitte & Touche, Canadian advisors to the Company. Statements made below as to Irish law set forth the opinion of Matheson Ormsby Prentice, Irish counsel to the Company.

Taxation of the Company and its Subsidiaries

      Bermuda

      The Company and ES Bermuda have each received from the Minister of Finance of Bermuda a written undertaking under the Exempted Undertakings Tax Protection Act, 1966 (as amended) of Bermuda, to the effect that in the event of there being enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax shall not be applicable to the Company and ES Bermuda or to any of their operations or the shares, debentures or other obligations of the Company and ES Bermuda until March 28, 2016. These assurances are subject to the proviso that they are not construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda or to prevent the application of any tax payable in accordance with the provisions of The Land Tax Act 1967 of Bermuda or otherwise payable in relation to the land leased to the Company and ES Bermuda. Each of the Company and ES Bermuda is required to pay certain annual Bermuda government fees and ES Bermuda, additionally, is required to pay certain insurance registration fees as an insurer under the Insurance Act 1978. Under current rates, the Company pays a fixed fee of BD$15,900 and ES Bermuda pays a total of BD$18,400 per year (which includes the annual Bermuda government fee and the annual insurance registration fee). Currently there is no Bermuda withholding tax on dividends that may be paid by ES Bermuda to the Company.

      United States

      The Company and its non-U.S. subsidiaries intend to operate their business in a manner that will not cause them to be treated as engaged in a trade or business within the United States. On this basis, the Company and its non-U.S. subsidiaries do not expect to be required to pay U.S. income tax (other than withholding tax as described below). However, because there is considerable uncertainty as to the activities which constitute being engaged in a trade or business in the United States, there can be no assurances that the Internal Revenue Service (the "IRS") will not contend successfully that the Company or a subsidiary is engaged in a trade or business in the United States. A foreign corporation deemed to be so engaged (i) would be subject to U.S. income tax, as well as the branch profits tax, on its income which is treated as effectively connected with the conduct of that trade or business except to the extent the corporation is entitled to relief under the permanent establishment provision of a tax treaty, as discussed below, and (ii) would be required to file yearly income tax returns. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a domestic corporation, except that a foreign corporation can claim an allowance of deductions and credits only if it files a U.S. income tax return. Under regulations, the foreign corporation would be entitled to deductions and credits for a taxable year only if the return for that year is filed timely under rules set forth therein. Currently, the maximum federal tax rate on a corporation's effectively connected income is 35% and the branch profits tax rate is 30%. The branch profits tax is imposed each year on a corporation's effectively connected earnings and profits (with certain adjustments) deemed repatriated out of the United States.

       Under the tax convention between Bermuda and the United States (the "Bermuda Treaty"), a Bermuda company, such as ES Bermuda, predominantly engaged in the insurance business is subject to U.S. income tax on income found to be effectively connected with a U.S. trade or business only if that trade or business is conducted through a permanent establishment in the United States. The Bermuda Treaty exemption, according to its terms, does not apply to dividends and interest income. While there can be no assurances, the Company does not believe ES Bermuda will have a permanent establishment in the United States. ES Bermuda would not be entitled to the benefits of the Bermuda Treaty, however, if (i) 50% or more of ES Bermuda's stock were beneficially owned, directly or indirectly, by persons other than Bermuda residents or U.S. citizens or residents, or (ii) ES Bermuda's income were used in substantial part to make disproportionate distributions to, or to meet certain liabilities to, persons who are not Bermuda residents or U.S. citizens or residents. While there can be no assurances, the Company believes that the above exception to Bermuda Treaty benefits will not apply to ES Bermuda after the Offerings. The Bermuda Treaty does not provide relief from the U.S. branch profits tax.

      ES Ireland intends to operate its business activities in a manner that will not result in its being considered to be engaged in a trade or business or to have a permanent establishment in the United States under the income tax treaty between Ireland and the United States (the "Irish Treaty"). Whether or not a company is engaged in a trade or business or has a permanent establishment in the United States is essentially a factual test, and there is considerable uncertainty as to the activities that will cause a foreign corporation to be subject to tax in the United States, and thus, there can be no assurance that U.S. tax authorities will not successfully contend that ES Ireland is subject to United States tax. If, however, ES Ireland were subject to U.S. tax, it is not expected that the amount of such tax would materially affect the Company's shareholders' equity and earnings.

      Under the income tax treaty between Germany and the United States (the "German Treaty") ES Germany (or any other German subsidiary of the Company) will generally not be subject to United States Federal income tax unless it engages in a trade or business in the United States through a permanent establishment. While there can be no assurances, the Company believes that ES Germany and other German subsidiaries of the Company will operate their business activities in a manner that will not result in them being considered to be engaged in a trade or business or to have a permanent establishment in the United States.

      Under the income tax treaty between United Kingdom and the United States (the "U.K. Treaty"), ESG UK (or any other U.K. subsidiary of the Company) will generally not be subject to United States Federal income tax unless it engages in a trade or business in the United States through a permanent establishment. While there can be no assurances, the Company believes that ESG UK will operate its business activities in a manner that will not result in its being considered to be engaged in a trade or business or to have a permanent establishment in the United States.

      Under the income tax treaty between Canada and the United States, ES North America will generally not be subject to United States Federal income tax by reason of its Toronto operations unless it engages in a trade or business in the United States through a permanent establishment. While there can be no assurances, the Company believes that its Toronto operations will operate its business activities in a manner that will not result in its being considered to be engaged in a trade or business or to have a permanent establishment in the United States.

      Foreign corporations not engaged in a trade or business in the United States are nonetheless subject to U.S. income tax on certain "fixed or determinable annual or periodic gains, profits and income" derived from sources within the United States as enumerated in Section 881(a) of the Code (such as dividends and certain interest on investments).

      The United States also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the United States. The rate of tax applicable to reinsurance premiums paid to ES Bermuda, ESG UK, ES Ireland and ES North America is 1% of gross premiums.

      Ireland

      In general, Irish companies must pay corporation tax on their trading income at the rate of 32% (reducing to 28% in 1999). However, a company which holds a certificate (a "Certificate") under Section 446 of the Taxes Consolidation Act, 1997 ("IFSC Company") qualifies for special relief. The effect of Section 446 Taxes Consolidation Act, 1997 ("Section 446") is to reduce the rate of corporation tax on income arising from the trading operations specified in a Certificate to 10%, provided the conditions attaching to the Certificate are met. Section 446 defines the trading operations specified in a Certificate as relevant trading operations ("Relevant Trading Operations"). The Irish Authorities have approved the grant of a Certificate to ES Ireland. The Certificate has been issued and unless it is revoked, it shall remain in force until December 31, 2005. The principal Relevant Trading Operations of ES Ireland comprise:

                  (a) the provision of reinsurance facilities consisting of the underwriting by ES Ireland of reinsurance placements of insurance or reinsurance companies where such placements are solely in respect of risks arising outside Ireland; and

                  (b) reinsurance (retrocession) of the risk referred to at (a) above with insurance and reinsurance companies.

To the extent that ES Ireland is engaged in activities outside the scope of its Relevant Trading Operations, its profits on such activities will be liable to Irish taxation at the rate of 32% (reducing to 28% in 1999).

      Withholding Taxes/Advance Corporation Tax. There is no withholding tax on interest payments made by IFSC Companies in the course of carrying on their Relevant Trading Operations.

      There is no withholding tax on the payment of dividends by Irish resident companies. However, the Irish Minister for Finance announced in his Budget Speech the introduction of withholding tax, at the standard rate of income taxation (currently 24%), on the payment of dividends by Irish resident companies, subject to certain exceptions. The exceptions, as announced, are dividends paid to:

                  (a) companies resident in Ireland;

                  (b) companies resident in a European Union member state;

                  (c) companies resident in a jurisdiction with which Ireland has entered into a double tax treaty;

                  (d) companies resident in a jurisdiction outside the European Union with which Ireland does not have a double tax treaty, if the company is ultimately controlled by shareholders resident in a European Union member state or in a treaty country.

      Advance corporation tax ("ACT") is payable on dividends paid by an IFSC company to a non-resident 75% parent in a country which does not have a tax treaty with Ireland. Where the dividends are paid out of profits earned carrying out relevant trading operations the ACT payable is one eighteenth of the dividend. ACT may be offset against the general corporation tax liability of the IFSC Company. ACT is being abolished with effect from April 6, 1999. No ACT will be payable on dividends paid on or after that date.

      Stamp Duty. Irish capital duty will generally arise in respect of monies subscribed for shares in Irish limited liability companies such as ES Ireland. The rate of duty is 1%. Irish capital duty does not arise in respect of monies subscribed to unlimited companies or to limited companies if the effective center of management of that limited company is located in another European Union member state. Where the effective center of management of a limited liability company is in another member state, there may be a liability to capital duty in that other state.

      The transfer of the beneficial ownership of any shares in ES Ireland will give rise to Irish stamp duty at a rate of 1%. Stamp duty becomes payable when the share transfer is executed. No stamp duty is chargeable on a transfer of nominal or legal title.

      No stamp duty is payable on the issue of policies of insurance which relate to risk located outside Ireland.

      Germany

      ESG Germany and its subsidiaries will be subject to tax in Germany on their income. By entering into fiscal unity (Organschaft) with ES Germany and the other German subsidiaries of ESG Germany, the income of the subordinated companies is directly attributed to ESG Germany. Fiscal unity requires that the subordinated companies are integrated financially, organizationally and economically from the beginning of the respective business year and that a profit and loss pooling agreement has been concluded for a period of at least five years and is in fact carried on.

      ESG Germany will be subject to trade tax on its income (including the income of the Company's other subsidiaries attributed to it) at an effective rate of about 19% based upon the current municipal multiplier of 470% for Hamburg. The remaining profit after the deduction of the trade tax on income as a business expense is subject to corporate income tax at a retention rate of 45% for retained earnings which is reduced to 30% if the profits are distributed to ESG UK, its immediate parent corporation. Additionally, a solidarity surcharge of 5.5[^]% is levied on the corporate income tax. Accordingly, the overall effective tax rate in Germany will be approximately 58% for retained earnings and 45% for distributed earnings. Non-deductible expenses would increase the overall effective tax burden.


      Dividends paid by ESG Germany to ESG UK will be exempt from German withholding tax and solidarity surcharge, provided there is sufficient business purpose for ESG UK under German tax law. The Company expects that a sufficient business purpose will be found, under German tax law, because ESG UK will own all of the shares of ES North America, European Specialty Limited, and European Specialty Insurance Management Services Limited, in addition to all of the shares of ESG Germany, and will provide management functions for these companies. If sufficient business purpose were lacking, ESG Germany would have to withhold 25% withholding tax and a solidarity surcharge of 5.5[^]% on the withholding tax on dividends paid to ESG UK. The total withholding tax burden would then be 26.375 [^]%.


      ES Ireland will not be subject to tax in Germany unless it operates through a permanent establishment in Germany. Although it is not free from doubt, the Company expects that ES Germany will qualify as an independent agent acting in the ordinary course of its business for ES Ireland and thus will not constitute a permanent establishment. In this regard, it is intended that the activities of ES Germany will be structured as follows:

      ES Germany will be independently capitalized at a level comparable to that of other German reinsurers with similar levels of business and will assume a considerable part of the business. ES Germany will have its own employees with extensive experience, knowledge and relationships in the reinsurance industry, and decisions regarding the underwriting business will be made in Germany by employees of ES Germany. ES Germany will write reinsurance policies on behalf of itself, ES Ireland and to a considerable extent also on behalf of unrelated companies. ES Ireland will not direct the manner in which ES Germany operates, nor will it exercise any other form of control over ES Germany's operations. ES Ireland will not guarantee the profitability of ES Germany, there will be no common employees, and the fees charged by ES Germany to ES Ireland will be calculated on the same basis as those charged to the unrelated reinsurers.

      Although not free from doubt, the Company believes that structuring the activities of ES Germany as described above should also support the opinion that ES Bermuda, which assumes business from ES Ireland, is not subject to tax in Germany. The tax position of ES Bermuda is strengthened by the fact that it will have no contractual relationship with ES Germany. If ES Ireland or ES Bermuda were taxed in Germany, the current overall effective tax rate would be approximately 56%, although non-deductible expenses would increase the overall effective tax burden.

      United Kingdom

      ESG UK and its U.K. subsidiaries will be subject to corporate income tax in the United Kingdom at the 31% rate. ESG UK will be entitled to a foreign tax credit for German taxes paid by ESG Germany, and for Canadian taxes paid by ES North America, with respect to profits paid as dividends to ESG UK, so that the effective U.K. corporate tax rate on dividends received from ESG Germany and ES North America should be zero, on the assumption that foreign tax borne in each jurisdiction is at least equivalent to the UK rate of taxation.

      The Company intends that ESG UK qualify as an International Holding Company ("IHC") for U.K. tax purposes. ESG UK may qualify as an IHC if the shares of the Company are listed and traded on a non-U.K. stock exchange, or if other tests are met. Assuming ESG UK qualifies as an IHC, dividends paid by ESG UK to ESG will be exempt from ACT, to the extent they are comprised of dividends from ESG Germany, or other non-U.K. subsidiaries of ESG UK. Dividends paid by ESG UK, to the extent they are not comprised of dividends from non-U.K. subsidiaries, will be subject to ACT, which may be offset, subject to certain limitations, against the U.K. corporate tax of ESG UK and its U.K. subsidiaries. On November 25, 1997, it was announced that ACT is to be abolished with respect to dividends paid on or after April 6, 1999.

      Canada

      ES North America will be subject to Canadian federal and provincial income tax on its income at a combined rate of approximately 44%. It will also be subject to Canadian federal and provincial capital taxes at a combined rate of up to 0.5%. Dividends paid by ES North America to ESG UK will be subject to Canadian withholding tax at the rate of 10%.

      Non-resident companies that carry on business in Canada may also be subject to Canadian income and capital taxes on the profits of the business carried on in Canada. Pursuant to the Canada-Ireland tax treaty, ES Ireland will be subject to tax in Canada only if it carries on business through a permanent establishment in Canada, and then only on income attributable to that permanent establishment. The Company intends to operate so that none of its subsidiaries, other than ES North America, is subject to tax in Canada.

Taxation of Shareholders

      Bermuda Taxation

      There is no Bermuda withholding tax on dividends paid by the Company.

      United States Taxation of U.S. and Non-U.S. Shareholders

      Classification as a Controlled Foreign Corporation ("CFC"). Under Section 951(a) of the Internal Revenue Code of 1986, as amended (the "Code"), each "U.S. shareholder" of a CFC must include, among other things, in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's Subpart F income, even if the Subpart F income is not distributed. Subpart F income includes, inter alia, "insurance income," defined as including income (including premium and investment income) attributable to the issuing (or reinsuring) of any insurance or annuity contract in connection with risks located in, liabilities arising out of activities in or lives or health of residents of a country other than the country under the laws of which the corporation is organized and which would be taxed under the provisions of the Code relating to insurance companies if the income were the income of a domestic insurance company. Subpart F insurance income does not, however, does not include any income from sources within the United States that is effectively connected with the conduct of a trade or business within the United States (unless such income is exempt from, or subject to a reduced rate of, tax pursuant to an income tax treaty with the United States), or in the case of a company entitled to the benefits of an income tax treaty with the U.S., any income which is attributable to a permanent establishment in the United States. Moreover, Subpart F insurance income does not include any item of income received by a CFC if such income was subject to an effective rate of income tax imposed by a foreign country greater than 90% of the maximum rate specified in Section 11 of the Code. As discussed above, such maximum tax rate is currently 35%.

      Under Section 951(b) of the Code, any U.S. person who owns, directly or indirectly through foreign persons, or is considered to own (by application of the rules of constructive ownership set forth in Section 958(b) of the Code), 10% or more of the voting power of all classes of shares of the foreign corporation will be considered to be a "U.S. shareholder." In general, a foreign corporation is treated as a CFC if "U.S. shareholders" collectively own more than 50% of the total combined voting power or total value of the corporation's shares for an uninterrupted period of 30 days or more during any tax year. Additionally, a 25% threshold applies if more than 75% of a foreign corporation's gross premium or other income in respect of all risks is derived from the issuance (or reinsurance) of insurance or annuity contracts with respect to risks outside its country of organization. The Company believes that neither the 25% or 50% ownership tests will apply to it or its subsidiaries because (i) share ownership of ESG will be widely dispersed and (ii) under ESG's Articles of Association, no U.S. Holder except John C Head III and persons deemed to own Common Shares with him ("Head") under Section 958 of the Code are permitted to hold as much as 10% of ESG's total combined voting power, and Head is not permitted to hold more than 25% of such voting power. See "Risk Factors--Anti-Takeover Considerations." Additionally, Head has no intention of acquiring any shares that would cause them to be treated as owning 25% or more of the total value of the Company. Therefore, the Company does not believe that either it or any of its subsidiaries will be a CFC for U.S. federal income tax purposes. In the absence of any controlling authority, however, there can be no assurance that the IRS would not successfully take a contrary position regarding the effect of the foregoing limitations on voting power and therefore assert that the Company is a CFC. Moreover, if Head acquires sufficient shares that would cause Head to be treated as owning more than 25% of the value of the Company for an uninterrupted period of 30 days or more during any tax year, the Company would be a CFC. If the Company or any subsidiary of the Company were deemed to be a CFC, each "U.S. shareholder" would be required to include in its gross income for U.S. federal income tax purposes its pro rata share of the Company's Subpart F income, even if the Subpart F income is not distributed. Subpart F income includes, among other things, "insurance income" within the meaning of Section 953(a) of the Code.

      Related Person Insurance Income ("RPII"). The discussion below is generally applicable only to the RPII, if any, of ES Bermuda, ES Ireland, ESG UK, ES North America or ES Germany. The rules below will not apply to ES Bermuda, ES Ireland or ES Germany if (i) less than 20% of the voting power and less than 20% of the total value of ES Bermuda, ES Ireland or ES Germany is owned (directly or indirectly) by persons who are (directly or indirectly) insured under any policy of insurance or reinsurance issued by such corporation or who are related persons to any such person, (ii) the RPII of ES Bermuda, ES Ireland or ES Germany for the taxable year is less than 20% of its insurance income (as defined above but without provisions which limit insurance income to income from countries other than the country in which the corporation was created or organized), (iii) such foreign corporation elects to treat its RPII as income effectively connected with the conduct of a trade or business in the U.S., or (iv) ES Bermuda, ES Ireland or ES Germany elects to be treated as a United States corporation.

      RPII is defined in Section 953(c)(2) of the Code as any "insurance income" attributable to policies of insurance (or reinsurance) with respect to which the person (directly or indirectly) insured is a "U.S. shareholder" or a "related person" to such a shareholder. For these purposes, a "U.S. shareholder" generally includes any U.S. person who beneficially owns any amount (rather than 10% or more by vote) of ES Bermuda, ES Ireland or ES Germany shares. (Such "U.S. shareholders" hereafter are referred to as "RPII Shareholders.") In determining the RPII Shareholders of ES Bermuda, ES Ireland or ES Germany, shares of ES Bermuda, ES Ireland or ES Germany held indirectly by U.S. persons through any non-U.S. entity generally will be treated as held by such persons. The term "related person" for these purposes generally means someone who controls or is controlled by the RPII Shareholder, or someone who is controlled by the same person or persons that control the RPII Shareholder. Control is generally defined by reference to ownership interests in excess of 50% measured by vote or value in the case of corporate entities.

      If none of the exceptions described above applies and if all RPII Shareholders own, directly or indirectly, 25% or more of the total combined voting power or total value of ES Bermuda, ES Ireland or ES Germany shares, the RPII of ES Bermuda, ES Ireland or ES Germany must be included in the gross income of each RPII Shareholder even though not distributed, under the rules summarized below. Although no assurances can be given, the Company anticipates that its RPII as a percentage of gross insurance income in 1997 and in future fiscal years will not equal or exceed the 20% threshold.

      Computation of RPII. In order to determine how much RPII ES Bermuda, ES Ireland or ES Germany has earned in each fiscal year in which the Company considers there to be a substantial possibility of it reaching or exceeding the 20% limits described above, the Company intends to obtain and rely upon information from its RPII Shareholders to determine which, if any, of the RPII Shareholders or persons related to such RPII Shareholders were or are insured by ES Bermuda, ES Ireland or ES Germany. For any year in which gross RPII is 20% or more of ES Bermuda, ES Ireland or ES Germany's gross insurance income, the Company may also seek information from its shareholders as to whether beneficial owners of shares at the end of the year are RPII Shareholders so that the status of ES Bermuda, ES Ireland or ES Germany as a CFC and the apportionment of the RPII among such persons may be determined. The Company may also take any other reasonable actions it deems necessary to comply with the IRS rules.

      There are currently no IRS rulings or Treasury Regulations that provide a definitive method for determining whether an insured is, or is related to, an RPII Shareholder or whether a beneficial owner of shares is a U.S. person. Although there is no currently active regulations project, the U.S. Treasury Department is authorized to promulgate regulations that provide that a person will not be treated as an RPII Shareholder with respect to any foreign corporation if neither such person nor any related person to such person is (directly or indirectly) insured under any policy of insurance or reinsurance issued by such foreign corporation. To the extent the Company is unable to make determinations with respect to who constitutes an RPII Shareholder, it is possible that it may assume that insureds are, or are related to, RPII Shareholders for purposes of determining the amount of RPII, but may assume for apportionment purposes that such owners are not RPII Shareholders, thereby increasing the per share RPII amount for all known RPII Shareholders.

      Apportionment of RPII to RPII Shareholders. The amount of RPII includible in the income of any RPII Shareholder is based upon the net RPII income for the year after deducting related expenses such as losses, loss reserves and operating expenses. Where no exceptions apply, each RPII Shareholder owning or treated as owning shares in ES Bermuda, ES Ireland or ES Germany on the last day of ES Bermuda, ES Ireland or ES Germany's fiscal year will be required to include in its gross income for federal income tax purposes its share of the RPII for the entire taxable year, determined as if all such RPII were distributed proportionately only to such RPII Shareholder at that date, but limited to such RPII Shareholder's share of the ES Bermuda, ES Ireland or ES Germany's earnings and profits for the current taxable year and reduced by the RPII Shareholders' share, if any, of certain deficits in earnings and profits for prior taxable years. This inclusion would be required even though the shareholder may not have owned the Common Shares for more than one day during the entire year. On the other hand, a RPII Shareholder who owns Common Shares during a fiscal year but not on the last day of the fiscal year may not be required to include in gross income any part of ES Bermuda, ES Ireland or ES Germany's RPII.

      Dispositions of Ordinary Shares. Section 1248 of the Code provides that if a U.S. person owns directly or indirectly through foreign persons, or is considered to own (by application of the rules of constructive ownership set forth in section 958(b) of the Code), 10% or more of the voting shares of a corporation that is or within a certain period was, a CFC (such person being referred to as a "10% U.S. Shareholder"), any gain from the sale or exchange of stock of such CFC may be treated as ordinary income to the extent of the CFC's earnings and profits during the period that the shareholder held the shares (with certain adjustments). A 10% U.S. Shareholder may, in certain circumstances, be required to report a disposition of shares of a CFC by attaching IRS Form 5471, Information Return with Respect to a Foreign Corporation, to the U.S. income tax or information return that it would normally file for the taxable year in which the disposition occurs. It is unclear whether
Section 1248 of the Code will also apply to the sale or exchange of shares in a foreign insurance company that earns RPII, and 25% or more of the shares of which are owned by U.S. persons, even if (i) the U.S. person is not a 10% shareholder, (ii) RPII does not constitute 20% or more of the corporation's gross insurance income and/or (iii) 20% or more of either the voting power or value of the corporation is not owned directly or indirectly through foreign entities by persons (directly or indirectly) insured (or reinsured) by such foreign insurer, or by persons related to such insureds (or reinsureds).

      The Company believes that such rules (and related reporting requirements) will not apply to the disposition of Common Shares of ESG because ESG does not expect to have any 10% U.S. Shareholders other than HMI Partners L.P., ESG is not directly engaged in the insurance business, and the proposed regulations issued by the U.S. Department of the Treasury ("Treasury Department") on April 17, 1991 should be interpreted in this manner. No assurance, however, can be given that the IRS will agree with this interpretation or that the final Treasury regulations when issued will provide that Section 1248 of the Code and the respective reporting requirements will apply to the disposition of the shares of the Company.

      If the IRS or Treasury Department were to make Section 1248 and the Form 5471 filing requirement applicable to the sale of Common Shares, the Company would notify shareholders that Section 1248 of the Code and the requirement to file Form 5471 will apply to dispositions of Common Shares. Thereafter, the Company will send a notice after the end of each calendar year to all persons who were shareholders during the year notifying them that Section 1248 of the Code and the requirement to file Form 5471 apply to dispositions of Common Shares. The Company will attach to this notice a copy of Form 5471 completed with all Company information and instructions for completing the shareholder information.

      Information Reporting. A U.S. Holder of Common Shares may have an independent obligation to file a copy, for informational purposes, of IRS Form 5471 with its tax return for any taxable year in which such holder: (i) acquires 10% or more of the value of the Common Shares; or (ii) disposes of a sufficient number of Common Shares to decrease its interest below 10%. The Form 5471 is an information return on which the holder must provide data concerning the holder, ESG and the acquisition or disposition of Common Shares.

      Foreign Tax Credit. Because U.S. persons are likely to own a majority of ESG shares, only a portion of the RPII and dividends paid by ESG (including any gain from the sale of shares that are treated as a dividend under section 1248 of the Code) will be treated as foreign source income for purposes of computing a shareholder's U.S. foreign tax credit limitation. The Company will provide shareholders with information regarding the portion of such RPII or dividend inclusions constituting foreign source income. It is likely that substantially all of the RPII and dividends that are foreign source income will constitute either "passive" or "financial services" income for foreign tax credit limitation purposes. Thus, it may not be possible for most U.S. Holders to utilize excess foreign tax credits to reduce U.S. tax on such income.

      Passive Foreign Investment Companies. Sections 1291 through 1298 of the Code contain special rules applicable to foreign corporations that are "passive foreign investment companies" ("PFICs"). In general, a foreign corporation will be a PFIC if 75% or more of its income constitutes "passive income" or 50% or more of its assets produce passive income. If the Company were to be characterized as a PFIC, its United States shareholders would be subject to a penalty tax at the time of their sale of (or receipt of an "excess distribution" with respect to) the Common Shares. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to the Common Shares during the three preceding taxable years (or shorter period during which the taxpayer held the Common Shares). In general, the penalty tax is equivalent to the taxes that are deemed due during the period the U.S. shareholder owned the Common Shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the Common Shares was taxed in equal portions throughout the holder's period of ownership at the maximum tax rate for ordinary income applicable to each such period, and an interest charge thereon. The interest charge is equal to the applicable rate imposed on underpayment of U.S. federal income tax for such period.

      The PFIC statutory provisions contain an express exception for income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business." This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. It is the Company's intention that the Company and ES Bermuda, ES Ireland and ES Germany taken together, will be predominantly engaged in an insurance business and will not have financial reserves in excess of the reasonable needs of their insurance business. The PFIC statutory provisions contain a look-through rule that states that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation shall be treated as if it "received directly its proportionate share of the income" and as if it "held its proportionate share of the assets" of any other corporation in which it owns at least 25% of the shares. While no explicit guidance is provided by the statutory language, the Company believes that under the look-through rule the Company would be deemed to own the assets and to have received any income of ES Bermuda, ES Ireland and ES Germany directly for the purposes of determining whether the Company qualifies for the aforementioned insurance exception. The Company believes, based upon the advice of counsel, that its interpretation of the look-through rule is consistent with the legislative intention generally to exclude bona fide insurance companies from the application of PFIC provisions; there can, of course, be no assurance as to what positions the IRS or a court might take in the future.

      No regulations interpreting these specific issues under the PFIC provisions have yet been issued. Therefore, substantial uncertainty exists with respect to their application or their possible retroactivity. Each U.S. person who is considering an investment in the Common Shares should consult its tax advisor as to the effects of these rules.

      Other. Dividends paid by the Company to U.S. corporate shareholders will not be eligible for the dividends received deduction provided by section 243 of the Code.

      Except as discussed below with respect to backup withholding, dividends paid by the Company will not be subject to U.S. withholding tax.

      Non-resident alien individuals will not be subject to U.S. estate tax with respect to Common Shares of the Company.

      Information reporting to the IRS by paying agents and custodians located in the United States will be required with respect to payments of dividends on the Common Shares to U.S. persons. Thus, a holder of Common Shares may be subject to backup withholding at the rate of 31% with respect to dividends paid by such persons, unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The backup withholding tax is not an additional tax and may be credited against a holder's regular federal income tax liability.

      Germany Taxation

      Profits from the Company should not be taxed at the level of a German shareholder until they are distributed.

      However, because Bermuda is considered as a low tax state and the Company's income should qualify as (normal) passive income and/or passive income with investment character, German shareholders of the Company may be subject to German CFC rules.

      Under CFC rules, passive income qualifying as passive income with investment character derived at the level of a foreign company, which is subject to low taxation, is included in the income of a German resident in proportion to his participation in the foreign company and is therefore subject to German taxation. Such passive income is subject to German taxation if the German resident has at least 10% of the shares or voting rights in the foreign company.

      If the Company has (normal) passive income, its income would be attributed to the German residents in proportion to their participation, if German residents in their totality held more than 50% of the shares of voting rights in the Company, even if the shareholding of each resident is lower than 10%.

      The CFC rules may also be applicable if one or several companies or partnerships are interposed between the shareholders and the Company.

      The CFC rules, under certain circumstances, may also require German residents to include in income their proportionate share of the income of subsidiaries of ESG. German residents are urged to consult their personal tax advisors regarding the possible application of the CFC rules to their particular circumstances.

                           ---------------------------

      The opinions of Appleby, Spurling & Kempe, Paul, Weiss, Rifkind, Wharton and Garrison, Matheson Ormsby Prentice, Deloitte & Touche, Canada, Deloitte & Touche, United Kingdom and Deloitte & Touche GmbH upon which the foregoing discussion is based do not include any factual or accounting matters, determinations or conclusions such as RPII amounts and computations and amounts of components thereof (e.g., amounts or computations of income or expense items or reserves entering into RPII computations) or facts relating to the Company's business or activities. The summary is based upon current tax law. The tax treatment of a holder of Common Shares, or of a person treated as a holder of Common Shares for United States federal income, state, local or non-U.S. tax purposes, may vary depending on the holder's particular tax situation. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to holders of Common Shares. Prospective investors should consult their own tax advisors concerning the united states federal, state, local and non-u.s. tax consequences of owning the common shares.

                                 USE OF PROCEEDS

      The Selling Shareholders will receive all of the proceeds from the sale of the Common Shares offered hereby. We will not receive any proceeds from the sale of the Shares offered hereby.

                              SELLING SHAREHOLDERS

      The following table sets forth certain information regarding the beneficial ownership of the Common Shares by each of the Selling Shareholders as of the date hereof, and is based on information provided by the respective Selling Shareholders.

                                                                             Maximum
                                                                            Number of            Number of Shares      Percentage
                                                Shares Beneficially           Shares            to Be Beneficially    Beneficially
                                                  Owned Prior to            Which May            Owned After this     Owned After
Name                                               this Offering             Be Sold                Offering(1)     this Offering(1)
----                                            -------------------        -----------          ------------------  ----------------
American Steadfast Capital LP                           [^] 105,604            105,604                        0           0
                                                            =======            =======
Arkwright Insurance Company                             [^] 267,643            267,643                        0           0
                                                            =======            =======
Citicorp North America, Inc.                            [^] 107,299            107,299                        0           0
                                                            =======            =======
Drake Holdings Limited                                      526,809        [^] 526,809                        0           0
                                                                               =======                        =           =
ESG Partners (Bermuda) L.P. (2)                             896,143        [^] 886,793                    9,350           *
                                                                               =======                    =====           =
Head Company Pension Plan                                     6,056          [^] 6,056                        0           0
                                                                                 =====                        =           =
Head Company Profit Sharing Plan                        [^] 142,106            121,106                   21,000           *
                                                            =======            =======                   ======           =
Head Family Foundation                                       12,110         [^] 12,110                        0           0
                                                                                ======                        =           =
HMI Partners L.P. (3)(4)                                  1,815,672      [^] 1,788,022                   27,650           *
                                                                             =========                   ======           =
John C Head III (2)(3)(4)(5)                          [^] 3,497,506              7,570                  136,928           *
                                                          =========              =====                  =======           =
Madie Ivy (2)(3)(4)(6)                                [^] 3,497,457              7,569                  136,880           *
                                                          =========              =====                  =======           =
Charles Robert Ivy Head 1997 Trust                       [^] 43,020              6,056                   36,964           *
                                                             ======              =====                   ======           =
John C Head IV 1997 Trust                                [^] 43,020              6,056                   36,964           *
                                                             ======              =====                   ======           =
LIMIT plc                                                [^] 53,650             53,650                        0           0
                                                             ======             ======
ORKLA ASA                                                [^] 80,475             80,475                        0           0
                                                             ======             ======
Renaissance Executive Partners, L.P.                     [^] 60,372             60,372                        0           0
                                                             ======             ======
Renaissance Offshore Partners, L.P.                      [^] 20,104             20,104                        0           0
                                                             ======             ======
Storebrand Skadeforsikring AS                           [^] 133,821            133,821                        0           0
                                                            =======            =======
Third Avenue Value Fund, Inc.                           [^] 134,124            134,124                        0           0
                                                            =======            =======
------------------

* Less than 1%.


(1) Assumes sale of all Common Shares registered hereunder, even though the Selling Shareholders are under no obligation known to us to sell any Common Shares at this time.
(2) [^] Beneficial ownership includes 792,505 Common Shares and Class A Warrants to purchase 103,638 Common Shares held by ESG Partners (Bermuda) L.P.[^] Mr. Head and Ms. Ivy are the Managing Members of the General Partner of the General Partner.
(3) These parties are subject to an agreement restricting them from selling certain Common Shares controlled by them until December 12, 1999, unless the underwriters of the Company's initial public offering consent to such sale.
(4) [^] Beneficial ownership includes 455,457 Common Shares, Class A Warrants to purchase 1,083,975 Common Shares and Class B Warrants to purchase 276,240 Common Shares held by HMI Partners L.P.[^] Mr. Head and Ms.
      Ivy are the General Partners of the General Partner.

(5) Beneficial ownership includes[^] (a) 8,685 Common Shares and Class A Warrants to purchase 885 Common Shares held by Mr. Head, (b) 21,196 Common Shares, Class A Warrants to purchase 1,416 Common Shares, and Options to purchase 66,428 Common Shares, held by certain trusts for the benefit of the minor children of Mr. Head and Ms. Ivy, (c) [^] 143,995 Common Shares and Class A Warrants to purchase 16,277 Common Shares held by certain pension plan trusts [^] and other entities [^] which are affiliated with HMI Partners L.P., (d) 465,241 Common Shares and Class A Warrants to purchase 61,568 Common Shares held by an affiliate [^] of ESG Partners L.P.[^] Mr. Head is married to Ms. Ivy[^].
(6) Beneficial ownership includes (a) 8,636 Common Shares and Class A Warrants to purchase [^] 885 Common Shares held by Ms. Ivy, (b) 21,196 Common Shares, Class A Warrants to purchase 1,416 Common Shares, and Options to purchase 66,428 Common Shares, held by certain trusts for the benefit of the minor children of Mr. Head and Ms. Ivy, [^](c) 143,995 Common Shares and Class A Warrants to purchase [^] 16,277 Common Shares held by [^] certain pension plan trusts and other entities which are affiliated with HMI Partners L.P., (d) 465,241 Common Shares and Class A Warrants to purchase [^] 61,568 Common Shares held by an affiliate [^] of ESG Partners L.P.[^]

                              PLAN OF DISTRIBUTION

      The Company is registering the shares on behalf of the Selling Shareholders. As used herein, "Selling Shareholders" includes donees and pledgees selling shares received from a named Selling Shareholder after the date of this Prospectus. All costs, expenses and fees in connection with the registration of the Common Shares offered hereby will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the Selling Shareholders. Sales of shares may be effected by Selling Shareholders from time to time in one or more types of transactions (which may include block transactions) on Nasdaq, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the Shares, through short sales, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Shareholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of Shares by the Selling Shareholders.

      The Selling Shareholders may effect such transactions by selling directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

      The Selling Shareholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Company has agreed to indemnify each Selling Shareholder against certain liabilities, including liabilities arising under the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

      Because Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of Nasdaq pursuant to Rule 153 under the Securities Act. The Company has informed the Selling Shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

      Selling Shareholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

      Upon the Company being notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, and (vi) other facts material to the transaction. In addition, upon the company being notified by a Selling Shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this Prospectus will be filed.

                              LEGAL CONSIDERATIONS

      The Company has been designated as a non-resident for exchange control purposes by the Bermuda Monetary Authority.

      The transfer of Common Shares between persons regarded as non-resident in Bermuda for exchange control purposes and the issue of shares to such persons may be effected without specific consent under the Exchange Control Act of 1972 and regulations thereunder. Issues and transfers of shares to any person regarded as resident in Bermuda for exchange control purposes require specific prior approval under the Exchange Control Act of 1972.

      There are no limitations on the rights of persons regarded as non-resident of Bermuda for foreign exchange control purposes owning Common Shares to hold or vote their Common Shares. Because the Company has been designated as a non-resident for Bermuda exchange control purposes, there are no restrictions on its ability to transfer funds in and out of Bermuda or to pay dividends to U.S. residents who are holders of Common Shares, other than in respect of local Bermuda currency.

      In accordance with Bermuda law, share certificates are issued only in the names of corporations or individuals. In the case of an applicant acting in a special capacity (for example, as an executor or trustee), certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any such special capacity, the Company is not bound to investigate or incur any responsibility in respect of the proper administration of any such estate or trust.

      The Company will take no notice of any trust applicable to any of its Common Shares whether or not it had notice of such trust.

      As an "exempted company," the Company is exempt from Bermuda laws restricting the percentage of share capital that may be held by non-Bermudians, but as an exempted company the Company may not participate in certain business transactions, including: (i) the acquisition or holding of land in Bermuda (except that required for its business and held by way of lease or tenancy for terms of not more than 21 years) without the express authorization of the Bermuda legislature; (ii) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister of Finance of Bermuda; (iii) the acquisition of securities created or issued by, or any interest in, any local company or business, other than certain types of Bermuda government securities or securities of another "exempted" company, partnership or other corporation resident in Bermuda but incorporated abroad; or (iv) the carrying on of business of any kind in Bermuda, except in furtherance of the business of the Company carried on outside Bermuda or under a license granted by the Minister of Finance of Bermuda.

      The Bermuda government actively encourages foreign investment in "exempted" entities like the Company that are based in Bermuda but do not operate in competition with local business. In addition to having no restrictions on the degree of foreign ownership, the Company is subject neither to taxes on its income or dividends nor to any foreign exchange controls in Bermuda. In addition, there is no capital gains tax in Bermuda, and profits can be accumulated by the Company, as required, without limitation.

                                     EXPERTS

      The consolidated financial statements of ESG Re Limited and subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated by reference into this Prospectus, have been incorporated by reference in reliance on the reports of Deloitte & Touche, Hamilton, Bermuda, independent accountants, and on the authority of Deloitte & Touche as experts in accounting and auditing.

                                  LEGAL MATTERS

      Certain legal matters have been passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, who will rely as to Bermuda law upon the opinion of Appleby, Spurling & Kempe, Hamilton, Bermuda. The validity of the issuance of the Common Shares offered hereby will be passed upon for us by Appleby, Spurling & Kempe. Certain Bermuda tax matters will be passed upon for us by Appleby, Spurling & Kempe. Certain German tax matters will be passed upon for us by Deloitte & Touche GmbH. Certain United Kingdom tax matters will be passed upon for us by Deloitte & Touche, United Kingdom. Certain Irish tax matters will be passed upon for us by Matheson Ormsby Prentice, Ireland. Certain Canada tax matters will be passed upon for us by Deloitte & Touche, Canada.

================================================================================

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current ESG Re Limited as of[^] January 8, 1999.


                                -----------------
                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----
Available Information.........................................................ii
Incorporation by Reference....................................................ii
Preparation of Financial Statements..........................................iii
Enforceability of Civil Liabilities..........................................iii
Forward-Looking Information..................................................iii
The Company....................................................................1
Risk Factors...................................................................2
Certain Tax Considerations.....................................................8
Use of Proceeds...............................................................17
Selling Shareholders..........................................................18
Plan of Distribution..........................................................20
Legal Considerations..........................................................21
Experts.......................................................................21
Legal Matters.................................................................22


                                  [^] 4,331,239
                                  Common Shares


                                 ESG Re Limited

                                   ----------
                                   PROSPECTUS
                                   ----------

                              [^] January 8, 1999


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution

         Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting commissions and discounts) payable by the Registrant in connection with the issuance and distribution of the shares of Common Stock.


Securities and Exchange Commission, registration fee[^]............ $ 25,851
                                                                      ======
Printing and mailing expenses......................................    5,000[^]
                                                                       =====
Accounting fees and expenses.......................................   15,000[^]
                                                                      ======
Legal fees and expenses............................................   35,000[^]
                                                                      ======
Miscellaneous expenses.............................................   19,149[^]
                                                                      ======

              Total................................................ $100,000[^]
                                                                     =======

Item 15. Indemnification of Directors and Officers

         Section 98 of the Companies Act 1981 of Bermuda (the "Act") provides generally that a Bermudian company may indemnify its directors, officers and auditors against any liability which by virtue of Bermudian law otherwise would be imposed on them, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermudian company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or they are acquitted or in which they are acquitted or granted relief by the Supreme Court of Bermuda in certain proceedings arising under Section 281 of the Act. The Company has adopted provisions in its Memorandum of Association and Bye-Laws that provide that the Company shall indemnify its officers and directors to the maximum extent permitted under the Act. The Company also entered into indemnification agreements with each of its directors and officers to provide them with the maximum indemnification allowed under its Memorandum of Association, Bye-Laws and the Act.

Item 16. Exhibits

3.1 -- Memorandum of Association of the Registrant (incorporated by reference to Amendment No. 1 to the Registration Statement on Form F-1 of the Registrant, as filed with the Securities and Exchange Commission on December 9, 1997 (File No. 333-40341)).
3.2 -- Bye-laws of the Registrant (incorporated by reference to Amendment No. 1 to the Registration Statement on Form F-1 of the Registrant, as filed with the Securities and Exchange Commission on December 9, 1997 (File No. 333-40341)).
4.1 -- Form of Share Certificate (incorporated by reference to Amendment No. 1 to the Registration Statement on Form F-1 of the Registrant, as filed with the Securities and Exchange Commission on December 9, 1997 (File No. 333-40341)).

5.1  --  [^] Opinion of Appleby, Spurling & Kempe.
8.1* -- Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to certain tax matters.
8.2  --  [^] Opinion of Appleby, Sperling & Kempe as to certain tax matters.
8.3 [^] -- Opinion of Deloitte & Touche GmbH as to certain tax matters.
8.4* --  Opinion of Deloitte & Touche, United Kingdom as to certain tax matters.
8.5 -- [^] Opinion of Deloitte & Touche, Canada as to certain tax matters. 8.6* -- Opinion of Matheson Ormsby Prentice as to certain tax matters.

10.1 -- Form of Subscription Agreement, between ESG Re Limited and certain Direct Purchasers, dated as of September 30, 1997 (incorporated by reference to Amendment No. 1 to the Registration Statement on Form F-1 of the Registrant, as filed with the Securities and Exchange Commission on December 9, 1997 (File No. 333-40341)).
10.2 -- Form of Registration Rights Agreement between ESG Re Limited and the Direct Purchasers named therein (incorporated by reference to Amendment No. 1 to the Registration Statement on Form F-1 of the Registrant, as filed with the Securities and Exchange Commission on December 9, 1997 (File No. 333-40341)).
10.3 -- Employment Agreement between European Specialty Group (United Kingdom) Limited, ESG Re Limited and Wolfgang M. Wand, dated as of December 1, 1997 (incorporated by reference to Amendment No. 1 to the Registration Statement on Form F-1 of the Registrant, as filed with the Securities and Exchange Commission on December 9, 1997 (File No. 333-40341)).
10.4 -- Employment Agreement between ESG Re Limited and Steven H. Debrovner, dated as of December 1, 1997 (incorporated by reference to Amendment No. 1 to the Registration Statement on Form F-1 of the Registrant, as filed with the Securities and Exchange Commission on December 9, 1997 (File No. 333-40341)).
10.5 -- Employment Agreement between European Specialty Group Holding AG and Gerhard Jurk, dated as of December 1, 1997 (incorporated by reference to Amendment No. 1 to the Registration Statement on Form F-1 of the Registrant, as filed with the Securities and Exchange Commission on December 9, 1997 (File No. 333-40341)).
10.6 -- Employment Agreement between European Specialty (North America) Limited and Renate M. Nellich, dated as of December 1, 1997 (incorporated by reference to Amendment No. 1 to the Registration Statement on Form F-1 of the Registrant, as filed with the Securities and Exchange Commission on December 9, 1997 (File No. 333-40341)).
10.7 -- Investment Advisory Agreement between ESG Re Limited and Head Asset Management L.L.C., dated as of December 1, 1997 (incorporated by reference to Amendment No. 1 to the Registration Statement on Form F-1 of the Registrant, as filed with the Securities and Exchange Commission on December 9, 1997 (File No. 333-40341)).
10.8 -- Investment Advisory Agreement between European Specialty Ruckversicherung AG and Head Asset Management L.L.C., dated as of December 1, 1997 (incorporated by reference to Amendment No. 1 to the Registration Statement on Form F-1 of the Registrant, as filed with the Securities and Exchange Commission on December 9, 1997 (File No. 333-40341)).
10.9 -- Form of Non-Management Directors' Compensation and Option Plan, approved on December 3, 1997 between ESG Re Limited and non-employee director optionees (incorporated by reference to Exhibit 10.9 to the Registrant's Annual Report of Form 10-K for the fiscal year ended December 31, 1997 (File No. 000-23481)).
10.10 -- Form of 1997 Stock Option Plan, approved on December 3, 1997 between ESG Re Limited and certain optionees (incorporated by reference to Exhibit 10.10 to the Registrant's Annual Report of Form 10-K for the fiscal year ended December 31, 1997 (File No. 000-23481)).
23.1  -- Consent of Appleby, Spurling & Kempe (included in Exhibit 5.1).

23.2* -- Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in
         Exhibit 8.1).
23.3  -- Consent of Deloitte & Touche, Bermuda.
23.4 [^]-- Consent of Deloitte & Touche GmbH (included in Exhibit 8.3).
23.5* -- Consent of Deloitte & Touche, United Kingdom (included in Exhibit 8.4).
23.6  -- Consent of Deloitte & Touche, Canada (included in Exhibit 8.5).
23.7* -- Consent of Matheson Ormsby & Prentice (included in Exhibit 8.6).
24*   -- Power of Attorney.
------------------
* [^] Previously filed [^].

Item 17. Undertakings

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                           (i) To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, New York, on the [^] 8th day of [^] January, 1999.


                                                  ESG Re LIMITED


                                                  By: /s/ Joan H. Dillard
                                                  -----------------------
                                                  Joan H. Dillard
                                                  Chief Financial Officer

[^]


         Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.



SIGNATURE                            TITLE                             DATE
---------                            -----                             ----

       [^]*              Managing Director and Chief
-------------------      Executive Officer and Director
Wolfgang M. Wand

       [^]*              Chief Operating Officer and
-------------------      Director
Steven H. Debrovner

       [^]*              Chief Financial Officer
-------------------      (Principal Financial and Accounting
Joan H. Dillard          Officer)

-------------------      Chairman of the Board
[^] John C Head III

       [^]*              Director
-------------------
Kenneth P. Morse

SIGNATURE                            TITLE                             DATE
---------                            -----                             ----

       [^]*              Director
-------------------
David L. Newkirk

       [^]*              Director
-------------------
William J. Poutsiaka

       [^]*              Director
-------------------
Edward A. Tilly

[^]*By: /s/ Wolfgang M. Wand
   -------------------------
   Name:  Wolfgang M. Wand
   Title: Attorney-in-fact

Dated: January 8, 1999

                                  EXHIBIT INDEX

Exhibit

3.1 Memorandum of Association of the Registrant (incorporated by reference to Amendment No. 1 to the Registration Statement on Form F-1 of the Registrant, as filed with the Securities and Exchange Commission on December 9, 1997 (File No. 333-40341)).
3.2 Bye-laws of the Registrant (incorporated by reference to Amendment No. 1 to the Registration Statement on Form F-1 of the Registrant, as filed with the Securities and Exchange Commission on December 9, 1997 (File No. 333-40341)).
4.1 Form of Share Certificate (incorporated by reference to Amendment No. 1 to the Registration Statement on Form F-1 of the Registrant, as filed with the Securities and Exchange Commission on December 9, 1997 (File No. 333-40341)).

5.1      [^] Opinion of Appleby, Spurling & Kempe.
8.1* Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to certain tax matters.
8.2      [^] Opinion of Appleby, Sperling & Kempe as to certain tax matters.
8.3      [^] Opinion of Deloitte & Touche GmbH as to certain tax matters.
8.4*     Opinion of Deloitte & Touche, United Kingdom as to certain tax matters.
8.5      [^] Opinion of Deloitte & Touche, Canada as to certain tax matters.
8.6*     Opinion of Matheson Ormsby Prentice as to certain tax matters.

10.1 Form of Subscription Agreement, between ESG Re Limited and certain Direct Purchasers, dated as of September 30, 1997 (incorporated by reference to Amendment No. 1 to the Registration Statement on Form F-1 of the Registrant, as filed with the Securities and Exchange Commission on December 9, 1997 (File No. 333-40341)).
10.2 Form of Registration Rights Agreement between ESG Re Limited and the Direct Purchasers named therein (incorporated by reference to Amendment No. 1 to the Registration Statement on Form F-1 of the Registrant, as filed with the Securities and Exchange Commission on December 9, 1997 (File No. 333-40341)).
10.3 Employment Agreement between European Specialty Group (United Kingdom) Limited, ESG Re Limited and Wolfgang M. Wand, dated as of December 1, 1997 (incorporated by reference to Amendment No. 1 to the Registration Statement on Form F-1 of the Registrant, as filed with the Securities and Exchange Commission on December 9, 1997 (File No. 333-40341)).
10.4 Employment Agreement between ESG Re Limited and Steven H. Debrovner, dated as of December 1, 1997 (incorporated by reference to Amendment No. 1 to the Registration Statement on Form F-1 of the Registrant, as filed with the Securities and Exchange Commission on December 9, 1997 (File No. 333-40341)).
10.5 Employment Agreement between European Specialty Group Holding AG and Gerhard Jurk, dated as of December 1, 1997 (incorporated by reference to Amendment No. 1 to the Registration Statement on Form F-1 of the Registrant, as filed with the Securities and Exchange Commission on December 9, 1997 (File No. 333-40341)).
10.6 Employment Agreement between European Specialty (North America) Limited and Renate M. Nellich, dated as of December 1, 1997 (incorporated by reference to Amendment No. 1 to the Registration Statement on Form F-1 of the Registrant, as filed with the Securities and Exchange Commission on December 9, 1997 (File No. 333-40341)).
10.7 Investment Advisory Agreement between ESG Re Limited and Head Asset Management L.L.C., dated as of December 1, 1997 (incorporated by reference to Amendment No. 1 to the Registration Statement on Form F-1 of the Registrant, as filed with the Securities and Exchange Commission on December 9, 1997 (File No. 333-40341)).
10.8 Investment Advisory Agreement between European Specialty Ruckversicherung AG and Head Asset Management L.L.C., dated as of December 1, 1997 (incorporated by reference to Amendment No. 1 to the Registration Statement on Form F-1 of the Registrant, as filed with the Securities and Exchange Commission on December 9, 1997 (File No. 333-40341)).

10.9 Form of Non-Management Directors' Compensation and Option Plan, approved on December 3, 1997 between ESG Re Limited and non-employee director optionees (incorporated by reference to Exhibit 10.9 to the Registrant's Annual Report of Form 10-K for the fiscal year ended December 31, 1997 (File No. 000-23481)).
10.10 Form of 1997 Stock Option Plan, approved on December 3, 1997 between ESG Re Limited and certain optionees (incorporated by reference to Exhibit 10.10 to the Registrant's Annual Report of Form 10-K for the fiscal year ended December 31, 1997 (File No. 000-23481)).
23.1     Consent of Appleby, Spurling & Kempe (included in Exhibit 5.1).

23.2*    Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in
         Exhibit 8.1).
23.3     Consent of Deloitte & Touche, Bermuda.
23.4     [^] Consent of Deloitte & Touche GmbH (included in Exhibit 8.3).
23.5*    Consent of Deloitte & Touche, United Kingdom (included in Exhibit 8.4).
23.6     Consent of Deloitte & Touche, Canada (included in Exhibit 8.5).
23.7*    Consent of Matheson Ormsby & Prentice (included in Exhibit 8.6).
24*      Power of Attorney.
------------------
* [^] Previously filed [^].